EXHIBIT 17.2

                              Alchemy Holdings Inc.
                          d/b/a Hawk Marine Power, Inc.


January 13, 2000


Craig Barrie
Alchemy Holding Inc.
3025 N.E. 188th Street
Aventura, FL 33180


Dear Craig:

         Effective today I am resigning as a director of Alchemy Holdings. Due to personal reasons I do not believe that I should hold this position any longer. I will remain as a Vice President of Hawk Marine and continue to manage daily operations.


Sincerely,

/s/ Barton (Bud) Lorow
-----------------------------
Barton (Bud) Lorow